Exhibit 99.1

Sana Biotechnology Announces Plan to Relocate Manufacturing to Bothell, Washington Along with Key Executive Hires in Manufacturing and Regulatory

Replacement of Fremont, CA Facility Estimated to Save Over $100M in the Next Three Years

Global Cell Therapy Manufacturing Expert Snehal Patel Appointed Head of Manufacturing

Veteran Regulatory Affairs Leader Julie Lepin Appointed Head of Regulatory, Safety, and Quality

SEATTLE — June 1, 2022 — Sana Biotechnology, Inc. (NASDAQ: SANA), a company focused on creating and delivering engineered cells as medicines, today announced that the company has entered into a lease agreement to develop an approximately 80,000 square foot manufacturing facility in Bothell, Washington. Sana expects this move will result in over $100M in cost savings in the next three years.

The Bothell facility will replace the Fremont, California facility and is designed to support the manufacturing of Sana’s multiple product candidates across the company’s cell and gene therapy portfolio as they enter late-stage clinical development and early commercial supply. Bothell remains close to Sana’s existing technical and scientific capabilities and provides access to a strong biotech talent base. As previously guided, Sana will continue to work with contract manufacturing partners to expand its footprint and production capacity.

In addition to the new manufacturing plant, the company announced it has strengthened the leadership team with the appointments of Snehal Patel to lead Sana’s internal and external manufacturing and Julie Lepin to lead regulatory affairs.

“We have long viewed an internal manufacturing capability as core to our long-term success in consistently making these complex medicines at the scale and cost needed to maximize our impact,” said Steve Harr, Sana’s President and Chief Executive Officer. “This new facility enables us to continue to develop our internal manufacturing with no anticipated impact to the timing of our programs, and in a more cost-effective manner. Importantly, we continue to attract the strong talent needed to execute on this vision and our pipeline more broadly. I am excited to welcome Snehal and Julie to Sana.”

Snehal Patel, Senior Vice President and Head of Manufacturing

Prior to Sana, Snehal was the Global Head and Vice President for Cell Therapy Manufacturing at Bristol Myers Squibb (BMS). He led the growing global manufacturing network to produce Clinical and Commercial Cell Therapy Products, including two cell therapies recently commercially launched in 2021 by BMS. Prior to this role he served as Site Head for Cell Therapy Manufacturing in Bothell, Washington. Prior to BMS, Snehal worked at Genentech/Roche for 18 years, holding a variety of different roles with increasing responsibility, including Head of Global External Drug Product Manufacturing, Head of Drug Product Operations, and Head of Quality Operations.

Julie Lepin, Senior Vice President and Head of Regulatory, Safety, and Quality

Julie joined Sana from Amgen where she was Vice President, Regulatory Affairs for Oncology, leading the regulatory strategies for a diverse and extensive portfolio of clinical stage and marketed products. The most recent approval in her portfolio was Lumakras, the first KRASG12C targeting agent. Prior to Amgen, Julie was Head of Regulatory at Juno Therapeutics, Head of Regulatory, Oncology at Merck, and Head of Regulatory, Intercontinental at Amgen. Her leadership and regulatory insights were instrumental in numerous product approvals including Neulasta, Kepivance, Vectibix, Prolia, Keytruda, and more.

About Sana Biotechnology

Sana Biotechnology, Inc. is focused on creating and delivering engineered cells as medicines for patients. We share a vision of repairing and controlling genes, replacing missing or damaged cells, and making our therapies broadly available to patients. We are a passionate group of people working together to create an enduring company that changes how the world treats disease. Sana has operations in Seattle, Cambridge, South San Francisco, and Rochester.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements about Sana Biotechnology, Inc. (the “Company,” “we,” “us,” or “our”) within the meaning of the federal securities laws, including those related to the company’s vision, progress, and business plans; the ability of the manufacturing facility to support the manufacturing of Sana’s product candidates into late-stage clinical development and early commercial supply; the potential cost savings of the manufacturing facility in Bothell; and the potential impact of the move to the new facility to the timing of Sana’s programs. All statements other than statements of historical facts contained in this press release, including, among others, statements regarding the Company’s strategy, expectations, cash runway and future financial condition, future operations, and prospects, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. The Company has based these forward-looking statements largely on its current expectations, estimates, forecasts and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. These statements are subject to risks and uncertainties that could cause the actual results to vary materially, including, among others, the risks inherent in drug development such as those associated with the initiation, cost, timing, progress and results of the Company’s current and future research and development programs, preclinical and clinical trials, as well as the economic, market and social disruptions due to the ongoing COVID-19 public health crisis. For a detailed discussion of the risk factors that could affect the Company’s actual results, please refer to the risk factors identified in the Company’s SEC reports, including but not limited to its Quarterly Report on Form 10-Q dated May 10, 2022. Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statements for any reason.

Investor Relations & Media:

Nicole Keith

investor.relations@sana.com

media@sana.com